EXHIBIT 10.30

AMENDMENT FOUR TO THE

1995 DIVIDEND INCREASE UNIT PLAN OF

DUKE REALTY SERVICES LIMITED PARTNERSHIP

This Amendment Four to the 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership, as amended and restated effective October 1, 1999 (“Plan”), is hereby adopted this 26th day of January 2005, by Duke Realty Services Limited Partnership (“Partnership”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Partnership adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 5.1 of the Plan, the Board of Directors of Duke Realty Corporation has the right to amend the Plan with respect to certain matters; and

WHEREAS, the Board has approved and authorized this Amendment Four to the Plan;

NOW, THEREFORE, pursuant to the authority reserved to the Board under Section 5.1 of the Plan, the Plan is hereby amended, effective as of January 26, 2005, in the following particulars:

1.  By substituting the following for Section 3.2(g) of the Plan:

“3.2(g) Withholding of Taxes.  The Partnership shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Partnership, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. If shares of Company stock are surrendered to the Partnership to satisfy withholding obligations in excess of the minimum withholding obligation, such shares must have been held by the Participant as fully vested shares for such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles. The Partnership shall have the authority to require a Participant to remit cash to the Partnership in lieu of the surrender of Company stock for tax withholding obligations if the surrender of stock in satisfaction of such withholding obligations would result in the recognition of expense under generally accepted accounting principles. With respect to withholding required upon any taxable event under the Plan, the Committee may require or permit that any such withholding requirement be satisfied, in whole or in part, by having the Partnership (i) retain from the Units shares of Company stock having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, or (ii) otherwise reduce the size of the Participant’s outstanding Units in an amount having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Services Limited Partnership, by a duly authorized officer of its General Partner, has executed this Amendment Four to the 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership (As Amended and Restated Effective October 1, 1999) this 26th day of January 2005.

DUKE REALTY SERVICES LIMITED
PARTNERSHIP

BY: DUKE REALTY CORPORATION

By:	/s/ Dennis D. Oklak
Dennis D. Oklak
President and Chief Executive Officer